THE DMS FUNDS

CODE OF ETHICS

The DMS Funds (the “Fund”) is a registered investment company under the Investment Company Act of 1940 (the “Act”).  Under Section 17(j) of the Act and the SEC’s Rule 17(j)(1) thereunder (the “Rule”), the Fund is required to have a “Code of Ethics.”  The Board of Trustees of the Fund, including all of the disinterested Trustees voting separately, has adopted this Code of Ethics for the Fund.

This Code of Ethics applies to all the separate series of the Fund that are in existence today, and to any other series that may be adopted by The DMS Funds in the future.  Each separate series Fund, by definition, only invests in securities that comprise the relevant Index applicable to each separate series.  Each of the Indices is comprised of stocks of companies present in the relevant country, such as India, Poland, the Baltic States, or Thailand.  No United States securities are expected to held by any of the series Funds at any time, except for temporary holdings of money market mutual funds or cash equivalent instruments.  As such, the “Access Persons” (as defined in the Rule) can never violate the Rule if they never own, directly or beneficially, any foreign securities that comprise the relevant Index of each Fund series.  Thus, this Code of Ethics is very different from codes of ethics for most mutual funds in the United States.

Every Access Person (see below) is prohibited from ever purchasing any foreign security that is a component of any of the Indices on which any of the series Funds are based, whether by purchase through a broker or other financial intermediary, in or on any securities market facility in any foreign country, or by action of some form of U.S. depository receipt or other equivalent mechanism in a U.S. market, without first obtaining the prior written approval of both the Compliance Officer and a majority of the disinterested Trustees of the Fund.  This prohibition shall apply directly to any individual foreign security, as well as indirectly to any partnership, mutual fund or similar investment vehicle that is based in a country other than the United States that might in turn purchase a foreign security, that is a component of an Index utilized by one of the series of the Fund.  The prohibition shall not apply to purchases or sales of the Fund’s shares by any Access Person, or to purchases and sales of any other U.S. registered mutual fund, even if such other mutual fund concentrates in foreign securities.

As defined by the Rule and for purposes of this Code, Access Person shall mean: any Trustee, officer or employee of the Fund, any director, officer or employee of the investment adviser to the Fund, and any person, regardless of title, who functions as a principal of the Fund or of the adviser to the Fund.  A person shall be deemed to own, for purposes of this Code, any security that is owned by a spouse or minor child.  Any person unsure of any proposed transaction should discuss the transaction with the Compliance Officer before engaging in the transaction.  Each Access Person shall confirm compliance with this Code at least annually in a manner determined by the Compliance Officer.

 08/06/2012 SL1 1182409v1 103828.00001